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                                                                      Exhibit 21

                        Subsidiaries of the Registrant
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Innovative Solutions and Support, LLC, a Pennsylvania limited liability company

IS&S Delaware, Inc., a Delaware corporation

IS&S Holdings, Inc., a Delaware corporation

IS&S Aviation, Inc., a Delaware corporation

IS&S Aviation, LLC, a Delaware limited liability company